FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Mark Moyer
	VP, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3225
	randy_zane@ziffdavis.com	mark_moyer@ziffdavis.com
Ziff Davis Reports First Quarter 2006 Results
NEW YORK, May 10, 2006 — Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its first quarter ended March 31, 2006.
The Company’s consolidated revenues for the first quarter 2006 totaled $40.3 million, a decrease of $2.4 million or 6% compared to $42.7 million reported in the prior year’s quarter. The Company’s online revenues for the period increased by 41%, while print revenues decreased by 16%, compared to the same time period a year ago. Approximately $0.9 million of the print revenue decrease was attributable to discontinued magazines.
Consolidated EBITDA(1) was $2.7 million for the first quarter 2006 compared to $4.3 million for the prior year period. This decline in EBITDA was primarily due to the decrease in print revenues partly offset by higher earnings from online.
“Our first quarter earnings demonstrate that both our online businesses and other new media initiatives are generating strong results,” said Robert F. Callahan, Chairman and CEO, Ziff Davis Holdings Inc. “While the print environment remains challenging, 2006 is off to a solid start and is on plan. We’re enthusiastic about the many new Ziff Davis initiatives that will drive growth for our customers and investors this year.”
Condensed Consolidated Balance Sheets at March 31, 2006 and December 31, 2005 and Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 31, 2006 and 2005 are set forth at the end of this release.

Ziff Davis Holdings Earnings Release
Financial Summary for the First Quarter Ended March 31, 2006 and 2005

	Consumer/Small
	Business(2)		Enterprise Group(2)		Game Group(2)		Total Company
$ millions	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$13.6	$14.3	$16.8	$18.2	$9.9	$10.2	$40.3	$42.7
EBITDA (1)	2.7	1.7	0.3	2.2	(0.3)	0.4	2.7	4.3
Consumer/Small Business Group
Revenue for the Consumer/Small Business Group for the first quarter 2006 was $13.6 million, down $0.7 million or 5% compared to the same period last year. Approximately $0.5 million of the decline was due to the closure of Sync and ExtremeTech magazines in the fourth quarter of 2005. The balance of the decline was due to lower print advertising revenue at PC Magazine, in part, because the January 1, 2005 rate base adjustment was not fully reflected in advertising rates until later in the first quarter of 2005. The decreases were mostly offset by 32% growth in the Group’s online revenues.
Production costs of $3.0 million were down $0.1 million or 3% from year ago. The Group eliminated $0.3 million in production costs as a result of the closure of Sync and ExtremeTech magazines. Magazine production volumes for PC Magazine were approximately equal in the respective periods as the rate base reduction from 1.1 million to 700,000 was effective in January 2005. The decrease was partially offset by an increase in website hosting fees to support the growth of the Group’s online initiatives in the first quarter of 2006.
Selling, general and administrative expenses were $7.9 million for the first quarter of 2006 down $1.5 million or 16% compared to the $9.4 million reported for the period a year ago. Editorial, circulation and sales costs at PC Magazine were reduced by over 25% but were mostly offset by the costs to support growth in the Group’s online business, principally the launch costs of new initiatives such as DL.TV. The closure of Sync and ExtremeTech magazines eliminated $1.2 million of costs.

Ziff Davis Holdings Earnings Release
EBITDA for the Group was $2.7 million, up $1.0 million from a year ago, primarily due to the elimination of the losses associated with Sync and ExtremeTech magazines which were shut down in the fourth quarter of 2005. EBITDA from PC Magazine was flat as compared to a year ago despite the decline in revenue while the Group’s EBITDA from its online business was up slightly.
Enterprise Group
Revenue for the Enterprise Group for the first quarter of 2006 was $16.8 million, down $1.4 million or 8% compared to the first quarter of 2005. Online revenues for the Group grew 32% in the first quarter of 2006 as compared to 2005. However, this growth was more than offset by lower print advertising revenues, fewer custom events in the period, and a decline in list rental income during the first quarter of 2006 as compared to a year ago.
Production costs of $3.6 million were up 6% for the quarter, reflecting additional costs for website hosting fees to support the growth of the Group’s online business, partially offset by a lower number of print pages during the first quarter of 2006 as compared to a year ago.
Selling, general and administrative expenses of $12.9 million were up 2% from last year due to continued investment in the Group’s online business. This increase was partially offset by lower editorial and circulation costs as well as lower event execution costs attributable to fewer custom events for the first quarter of 2006 as compared to a year ago.
EBITDA for the Group was $0.3 million, down $1.9 million from the comparable 2005 period. The growth in EBITDA from online was more than offset by the decline in print advertising and the reduced number of events.
Game Group
Revenue for the Game Group for the first quarter of 2006 was $9.9 million, down $0.3 million or 3% compared to the same period last year. This decrease was primarily due to the absence of revenue from the discontinuation of GMR magazine and the reduction in frequency of Xbox Nation which collectively represented $0.4 million of the 2005 period’s revenues. Lower revenue

Ziff Davis Holdings Earnings Release
for the Group’s three ongoing print magazines was more than offset by a 500% increase in the Group’s online revenues.
Production costs of $5.1 million were down 4% for the quarter, principally due to the reduced number of magazine titles produced in the first quarter of 2006 as compared to a year ago. The Group did not publish Xbox Nation or any special issues during the first quarter of 2006. This decrease was partially offset by an increase in website hosting fees to support the growth of the Group’s online business, the 1UP Network, during the first quarter of 2006.
Selling, general and administrative expenses of $5.0 million were up 9% from last year due to higher expenses in the Group’s online business that were only partially offset by lower sales and editorial costs within the ongoing print business.
The resulting EBITDA loss for the Group of ($0.3) million was down from the 2005 period’s EBITDA of $0.4 million due primarily to the development costs within the online business.
Cash Position
At March 31, 2006 the Company had $25.5 million of cash and cash equivalents. Since the end of the fourth quarter of 2005, the Company’s cash and cash equivalents declined $8.7 million. During the quarter, the Company paid $6.0 million of scheduled interest payments, $1.4 million of capital expenditures and $1.7 million of restructuring costs.
First Quarter Highlights and Milestones
Consumer/Small Business Group
•	Print
•	PC Magazine continued to rank as the number one personal computing magazine in the U.S., increasing its ad page market share(3) to 60% vs. 58% a year ago
•	Internet Sites
•	Increased the Consumer/Small Business Group total traffic(4) by 22% in the 2006 first quarter compared to a year ago

Ziff Davis Holdings Earnings Release
Enterprise Group
•	Print
•	As a Group, ad page market share(3) increased to 25% from 24% a year ago

•	Baseline and CIO Insight magazines each won a prestigious Jesse H. Neal Award for publications that exemplify the best in business journalism
•	Internet Sites
•	Increased the Group’s total online traffic(4) in the first quarter by more than 15% compared to a year ago

•	Ziff Davis Web Buyer’s Guide expanded its White Paper Library to over 2,100 white papers
•	Custom Publishing
•	Nearly doubled the total number of advertising pages in the first quarter compared to a year ago
Game Group
•	Print
•	Continued to rank as number one in the videogame industry, increasing its ad page market share(3) to 38% versus 37% a year ago
•	Internet
•	The 1UP Network increased its total traffic(4) nearly seven-fold versus a year ago, due in large part to the acquisition and continued growth of FileFront.com

•	Launched GameVideos.com as the primary source for all video related to gaming culture

•	The 1UP Network significantly increased its Internet ranking(5) among videogame websites to number four, up from number fifteen a year ago
Business Outlook
The Company is projecting that consolidated EBITDA for the second quarter of 2006 will be in the range of $5.0 million to $6.0 million, as compared to $3.1 million of consolidated EBITDA reported in the second quarter of 2005.
The Company advises that its projections are subject to risks and uncertainties (see the “Forward Looking Statements” heading below) and these could therefore individually or collectively cause actual results to differ materially from those projected above.
Investor Conference Call
The Company’s first quarter 2006 earnings conference call is scheduled for 2:00 p.m. EDT on May 10, 2006. Individuals wishing to participate can join the conference call by dialing 888-390-0474 for domestic calls and 210-234-0017 for international calls and giving the operator the following information: Company — Ziff Davis Media; Pass Code — HOLDINGS.

Ziff Davis Holdings Earnings Release
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. EST on May 10, 2006 to 5:00 p.m. EST on May 17, 2006. Persons interested in listening to the recorded call should dial 800-925-5416 for domestic calls and 203-369-3385 for international calls.
Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on the Company’s website, www.ziffdavis.com, under the heading Investor Relations.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company serving the technology and videogame markets. The Company is an information services provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes seven magazines including PC Magazine, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 48 countries and 19 languages. Ziff Davis leverages its content on the Internet with a network of highly-targeted technology and gaming sites including PCMag.com, eWEEK.com, ExtremeTech.com and 1UP.com. The Company also produces highly-targeted b-to-b and consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future revenues and operating results, cash balances and cost savings, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)
Revenue, net	$40,278	$42,681
Operating expenses:
Cost of production	11,720	11,781
Selling, general and administrative expenses	25,817	26,577
Non-cash employee stock compensation income	(2)	—
Depreciation and amortization of property and equipment	1,740	1,280
Amortization of intangible assets	4,423	3,955
Loss in equity investment	244	—

Total operating expenses	43,942	43,593

Loss from operations	(3,664)	(912)

Interest expense, net (6)	(29,786)	(25,342)

Loss before income taxes	(33,450)	(26,254)

Income tax provision	26	68

Net loss	$(33,476)	$(26,322)

EBITDA (1)	$2,741	$4,323

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$25,494	$34,174
Accounts receivable, net	24,271	32,496
Other current assets, net	5,479	6,069

Total current assets	55,244	72,739
Property and equipment, net	15,923	16,322
Intangible assets, net	231,842	236,208
Other non-current assets, net	20,635	21,526

Total assets	$323,644	$346,795

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$17,904	$21,787
Accrued expenses and other current liabilities	24,806	34,211
Unexpired subscriptions and deferred revenue, net	18,816	18,177

Total current liabilities	61,526	74,175

Long-term debt	362,282	357,458
Accrued interest — troubled debt restructuring	55,951	60,278
Accrued expenses — long-term	11,695	12,058
Redeemable preferred stock	922,269	899,533
Other non-current liabilities	10,009	9,905

Total liabilities	1,423,732	1,413,407

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,125,885)	(1,092,409)

Total stockholders’ deficit	(1,100,088)	(1,066,612)

Total liabilities and stockholders’ deficit	$323,644	$346,795

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	($33,476)	($26,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued dividends on mandatorily redeemable preferred stock	22,736	19,944
Depreciation and amortization	6,163	5,235
Loss in equity investment	244	—
Provision for doubtful accounts	157	205
Non-cash rent expense	42	41
Non-cash interest expense, net	497	436
Amortization of debt issuance costs	796	604
Non-cash employee compensation income	(2)	—
Changes in operating assets and liabilities:
Accounts receivable	8,068	6,985
Other current assets, net	590	(364)
Accounts payable and accrued expenses	(13,724)	(13,124)
Unexpired subscriptions and deferred revenue, net	639	254

Net cash used in operating activities	(7,270)	(6,106)

Cash flows from investing activities:
Acquisition	(57)	(77)
Capital expenditures	(1,341)	(955)

Net cash used in investing activities	(1,398)	(1,032)

Cash flows from financing activities:
Repayment of borrowings under senior credit facilities	—	(4,324)
Interest earned on restricted cash balances	(12)	—

Net cash used in financing activities	(12)	(4,324)

Net decrease in cash and cash equivalents	(8,680)	(11,462)
Cash and cash equivalents at beginning of the period	34,174	32,592

Cash and cash equivalents at end of period	$25,494	$21,130

Supplemental information
Cash paid for interest	$5,989	$3,840
Cash paid for restructuring	$1,725	$2,755

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliation
(in thousands)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)
EBITDA(1)	2,741	4,323
Depreciation and amortization of property and equipment	1,740	1,280
Amortization of intangible assets	4,423	3,955
Non-cash employee stock compensation income	(2)	—
Loss in equity investment	244	—

Loss from operations	$(3,664)	$(912)

Ziff Davis Holdings Inc.
Endnotes:
(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets, gains and losses from equity investments and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.
(2) Group Segments:
Consumer/Small Business Group (formerly known as the Consumer Tech Group) is comprised of one magazine PC Magazine; the Company’s consumer electronics event, DigitalLife; and a number of consumer focused websites including PCMag.com
Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, Baseline and CIO Insight. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eWEEK.com, CIOInsight.com and BaselineMag.com, but also include 42 weekly eNewsletters; the eSeminars™ business, which produces sponsored interactive webcasts; the Ziff Davis Web Buyers Guide ™, the Company’s comprehensive, searchable online directory of technology brands and services; and TiPS-IT ™, a suite of product comparison guides, research and tools for IT professionals. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a marketing research and tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.
Game Group is comprised of three magazines — Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine; and the Company’s online destinations for gaming enthusiasts, 1UP.com and Filefront.com
(3) Unless otherwise noted, all ad page market share data is sourced from IMS/ The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only what it believes to be its direct competitors by business segment in its ad page market share calculations.
(4) Total traffic reflects page views. The source is the Company’s own data.
(5) ComScore Media Metrix, March 2006
(6) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.